EXHIBIT 21.01
LIST OF REGISTRANT’S SUBSIDIARIES
(At September 1, 2006)

State/Country of
Entity	Incorporation
Domestic
apps.com, Inc.	Delaware
CBS Corporate Services, Inc.	Texas
CBS Employer Services, Inc.	Texas
CBS Properties, Inc.	Texas
Computing Resources, Inc.	Nevada
Dallas Innovative Merchant Solutions, LLC	Texas
EmployeeMatters Insurance Agency, Inc.	Connecticut
Innovative Merchant Solutions, LLC	California
Intuit Administrative Services, Inc.	Delaware
Intuit Do-It-Yourself Payroll	California
Intuit Ventures Inc.	Delaware
Investment Solution Inc.	Delaware
JGSI Corporation	Delaware
JT Solutions, LLC	Texas
Lacerte Software Corporation	Delaware
Lion’s Partners, LLC	Delaware
My Corporation Business Services, Inc.	California
Payroll Solution, Inc.	Texas
Quicken Investment Services, Inc.	Delaware
SecureTax.com, Inc.	Delaware
StepUp Commerce, Inc.	California
Superior Bankcard Service LLC	Delaware

International
Greenpoint Software, an Intuit company	Canada
INTU Holdings Ltd.	Mauritius
Intuit Canada Limited/Ltee	Canada
Intuit Canada	Canada
Intuit Limited	United Kingdom
Intuit Real Estate Solutions Limited	United Kingdom
Intuit Real Estate Solutions (Proprietary) Limited	South Africa
Intuit Technology Services Private Limited	India
Management Reports International (H.K.) Limited	Hong Kong
Management Reports International Pte Ltd.	Singapore
Management Reports International Pty Limited	Australia